Exhibit 10.15

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into on this _____ day of September 2008 by and among InterClick, Inc. f/k/a Customer Acquisition Network Holdings, Inc. (“InterClick”), Options Media Group Holdings, Inc. and its subsidiaries (collectively, “Options”) and Hagai Shechter (“Shechter”).

WHEREAS, InterClick and Shechter are parties to that certain Agreement and Plan of Merger dated December 18, 2007 (“Merger Agreement”) and that certain Employment Agreement dated January 4, 2008 (“Employment Agreement”).

WHEREAS, the certain disputes have arisen between the parties regarding the Merger Agreement and Employment Agreement.

WHEREAS, InterClick and Shechter  have agreed to compromise and settle all claims arising between them on the terms and conditions set forth in this Agreement.

WHEREAS, Options assumed liability for the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Recitals:

The foregoing recitals are true and correct material representations that are incorporated herein by reference.

2.

Payment:

a.

Upon the execution of this Agreement, InterClick shall deliver the sum of $600,000 payable to the John Arrastia, Jr. P.A. Trust Account for the benefit of Shechter.

b.

In addition, InterClick shall deliver a promissory note, in the form of Exhibit “A” (the “Note”) to Shechter in the sum of $500,000, payable in two equal installments on October 15, 2008 and January 15, 2009.  The Note is attached and incorporated by reference into this Agreement.

c.

Options and Shechter shall execute a commercial lease in the form of Exhibit “B”.

3.

Distribution of Settlement Funds and Executed Documents:

The parties agree that all executed settlement documents shall be delivered to Robert Wayne Pearce, P.A. to be held in escrow.  Upon receipt of all settlement documentation from each party and receipt of the settlement check and Note from InterClick, Robert Wayne Pearce, P.A. shall deliver a complete set of executed settlement documents to each party and the settlement check and Note to John Arrastia, Jr. P.A. for the benefit of Shechter.

4.

Resignation and Termination:

The execution of this Agreement shall operate as Shechter’s resignation from all employment at InterClick and Options and as an officer of Options.  This resignation shall not be construed as “cause” or “good reason”, as defined in the Employment Agreement, and the parties shall construe the resignation as a mutually-agreed upon separation.

5.

Personal Guaranties:

Options shall attempt to effect the removal of Shechter from any and all personal guaranties for vendor relationships that relate to or arise from the Merger Agreement and subsequent events arising from that agreement, specifically identified as :  (a) Marlin Leasing A/C 001-037-4743-002; (b) Marlin Leasing A/C 001-037-4743-001; (c) American Express A/C 371530167691002; and (d) American Express A/C 371546391201004.   In the event that Options is unable to effect the removal of Shechter as guarantor from the obligations identified as Section 5(b)-(d) within 5 days of this Agreement, it shall pay off and discharge those obligations in full and indemnify and hold harmless Shechter from any and all damages for any action filed in connection with these obligation.   In the event that Options is unable to effect the removal of Shechter as guarantor from the obligation identified as 5(a) within 5 days of this Agreement, Options shall deposit a sum equal to the full payout of that obligation, including principal, interest, fees, and costs, into the trust account of its attorneys, Harris Cramer LLP with irrevocable instructions that the sum shall be solely used for the monthly payment of the obligation, and Options shall pay off and discharge those obligations in full, and indemnify and hold harmless Shechter from any and all damages for any action filed in connection with these obligation.

6.

InterClick Options:

Notwithstanding the provisions of Paragraph 4 of this Agreement, Shechter shall be fully vested and entitled to the options to purchase 300,000 shares of InterClick common stock in accordance with all of the terms within the Options Grant except they shall only be exercisable, as follows: 1) the option to purchase 100,000 shares of InterClick common stock shall not be exercised before January 15, 2009; and 2) the option to purchase 200,000 shares of InterClick common stock shall not be exercised before one (1) year from the date of this Agreement.  InterClick, pursuant to the terms of the Option Grant, shall, upon Shechter’s exercise of his rights and payment of the exercise price issue shares of InterClick common stock to Shechter.  Shechter and Options agree that neither party has any obligation or liability to the other under the Employment Agreement or otherwise.

7.

InterClick Stock:

In addition to the executed settlement documents, Shechter shall deliver a duly executed stock certificate permitting the transfer of 10,000 shares of InterClick common stock to Mr. Hakan Koyunco and letter of investment intent from Mr. Hakan Koyunco to InterClick together with Mr. Koyunco’s acknowledgment that the shares are restricted and remain subject to the twelve (12) month lock-up agreement within the Merger Agreement.  Thereafter, InterClick shall then issue a new stock certificate representing 10,000 shares of InterClick common stock (restricted) to Mr. Hakan Koyunco.

8.

Cooperation in Issuing Press Release:

Shechter shall cooperate in preparing an disseminating a jointly-prepared statement indicating that he is departing from InterClick under amicable circumstances and otherwise indicating his support for InterClick and Options.  The press release shall be mutually agreed upon before distribution for publication.

9.

Releases:

a.

On behalf of InterClick and its predecessors, successors, assigns, parent corporations, subsidiary corporations and affiliated corporations, InterClick hereby releases, remises, acquits, satisfies and forever discharges Shechter and his predecessors, successors, assigns, heirs, executors, beneficiaries, and present and former agents, present and former representatives and present and former attorneys, whether or not expressly named herein (such persons or entities, individually and collectively, referred to in this Paragraph 9 as the “Shechter Released Parties"), from any and all claims, demands, damages, suits, remedies, actions and causes of action, debts, sums of money, agreements, promises, losses and  expenses  of any and every kind or character, whether known, unknown or suspected, whether direct or derivative, for or because of anything done or not done, omitted or suffered to be done by any of the Shechter Released Parties, individually and collectively, prior to and including the date by which this Agreement is signed by all of the parties, except for those obligations arising pursuant to this Agreement.

b.

On behalf of Shechter and his heirs, executors, administrators, trust administrators and beneficiaries, predecessors, successors, assigns, and any other persons or entities they represents or purports to represent, Shechter hereby releases, remises, acquits, satisfies and forever discharges InterClick, Options and each of its predecessors, successors, assigns, affiliated corporations, officers, directors, shareholders, present and former agents, present and former employees, present and former representatives and present and former attorneys, present and former insurers, whether or not expressly named herein (such persons or entities, individually and collectively, referred to in this Paragraph 9 as the “InterClick and Options  Released Parties" from any and all claims, demands, damages, suits, remedies, actions and causes of action, debts, sums of money, agreements, promises, losses and  expenses  of any and every kind or character, whether known, unknown or suspected, whether direct or derivative, for or because of anything done or not done, omitted or suffered to be done by any of the InterClick Released Parties individually and collectively, prior to and including the date by which this Agreement is signed by all of the parties, except for those obligations arising pursuant to this Agreement.

c.

On behalf of Options and its predecessors, successors, assigns, parent corporations, subsidiary corporations and affiliated corporations, Options hereby releases, remises, acquits, satisfies and forever discharges Shechter and his predecessors, successors, assigns, heirs, executors, beneficiaries, and present and former agents, present and former representatives and present and former attorneys, whether or not expressly named herein (such persons or entities, individually and collectively, referred to in this Paragraph 9 as the “Shechter Released Parties"), from any and all claims, demands, damages, suits, remedies, actions and causes of action, debts, sums of money, agreements, promises, losses and  expenses of any and every kind or character, whether known, unknown or suspected, whether direct or derivative, for or because of anything done or not done, omitted or suffered to be done by any of the Shechter Released Parties, individually and collectively, prior to and including the date by which this Agreement is signed by all of the parties, except for those obligations arising pursuant to this Agreement.

10.

Attorneys’ Fees:

Each party shall bear their own attorneys fees and costs arising from the settlement of the dispute resolved by this Agreement.

11.

Default:

In the event that InterClick fails to fully and timely perform any obligation under this Settlement Agreement and Releases, including the Note, Shechter shall in his sole and exclusive discretion, be entitled to the entry of final judgment for the full amount due and owing under the Agreement, plus all reasonable attorneys’ fees and costs in enforcing this Agreement, and pre-judgment interest from the date of this Agreement, upon the filing of a Complaint to Enforce Settlement Agreement and For Default of Settlement Agreement and an affidavit of the sum due and owing under the Agreement.  InterClick agrees that it shall not seek any relief, assert any defense, or impose in any way on Shechter’s right to obtain a judgment for the amount due and owing under the Agreement.  In the event of a default, Shechter shall provide notice to InterClick, which shall have five (5) days to cure any default.

12.

Entire Agreement:

Except as otherwise expressly set forth, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any and all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by an agreement in writing executed by all parties.

13.

Litigation:

This Agreement shall be interpreted, construed and enforced in accordance with

Florida law, In any action brought to interpret or enforce this Agreement, the prevailing party shall recover from the non-prevailing party their attorneys‘ fees and costs incurred in preparing for and prosecuting said action.  The parties agree that venue shall be appropriate in Miami-Dade County, Florida in any action brought in state or federal court.

14.

Notices:

Any notices required or relating to this Agreement shall be delivered via facsimile with facsimile confirmation and U.S. Mail, return receipt requested to the following:

a.

As to InterClick

200 Park Avenue, South, S 908

New York, New York 10003

Fax: (646) 304-6875

With A Copy to:

Robert W. Pearce

Robert Wayne Pearce, P.A.

1499 W. Palmetto Park Road, Suite 300

Boca Raton, FL 33486

Fax: (561) 338-9310

b.

As to Shechter

211 - 189th Street

Sunny Isles, FL 33160

Fax: (305) 847-3233

With a Copy to:

John Arrastia, Jr.

John Arrastia, Jr. P.A.

1110 Brickell Avenue, Suite 403

Miami, FL 33131

Fax: (786) 866-6358

c.

As to Options:

Options Media Group Holdings, Inc.

595 S. Federal Highway, Suite 600

Boca Raton, Florida 33432

Facsimile: (561) 544-2481

Attention:  Mr. Scott Frohman

With a Copy to:

Harris Cramer LLP

1555 Palm Beach Lakes Blvd., Suite 310

West Palm Beach, FL 33401

Facsimile: (561) 659-0701

Attention: Michael D. Harris, Esq.

15.

Counterparts:

This Agreement may be executed in counterparts, which taken together, will have the same effect as if the original signatures were affixed to the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

InterClick, Inc. f/k/a Customer Acquisition Network
Holdings, Inc.

By:
Michael Mathews, Chief Executive Officer

Options Media Group Holdings, Inc.

By:
Scott Frohman, Chief Executive Officer

Hagai Shechter